EXHIBIT 5

PRESS RELEASE

Media Contacts:

Doug Hesney / Mary Kate Kim

Dukas Public Relations

212-704-7385

doug@dukaspr.com / marykate@dukaspr.com

BlueMountain Responds to Chatham’s Rejection of BlueMountain’s Offer to Purchase All

of the Outstanding Equity of Chatham

New York, NY (November 14, 2013) – BlueMountain Capital Management, LLC (“BlueMountain”), which manages through affiliated funds, approximately 4.8% of the common stock of Chatham Lodging Trust (NYSE: CLDT) (“Chatham” or the “Company”), today issued the following statement:

“BlueMountain is disappointed by Chatham’s rejection of its offer of November 4, 2013, and the other actions announced yesterday by Chatham’s Board of Trustees. BlueMountain remains committed to the belief that a sale transaction or business combination is in the best interests of the Company, its shareholders, employees and customers and is considering its options in response to the rejection of its offer.”

About BlueMountain Capital Management, LLC

BlueMountain is a registered investment adviser responsible for the management of more than $16.7 billion and employs a multi-strategy approach to the equity and credit markets, including a focus on value investing based on rigorous fundamental research.

Cautionary Statement Regarding Forward-Looking Statements

This release may include “forward-looking statements” that reflect current views of future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. Similarly, statements that describe BlueMountain’s objectives, plans or goals are forward-looking. BlueMountain’s forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, no person undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.